PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1.1*	Posting Agreement with StartEngine Primary, LLC

2.1*	Third Amended and Restated Certificate of Incorporation, as amended

2.3*	Bylaws (included as exhibit 2.2 to the company's Form 1-A filed September 10, 2019, available here: https://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex2-2.htm)

3.1*	Series A Investors’ Rights Agreement (included as exhibit 3.1 to the company’s Form 1-A filed September 10, 2019, available here: https://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex3-1.htm)

3.2*	Series B Investors’ Rights Agreement

3.3*	Form of Warrant to be issued to StartEngine Primary, LLC

4.1*	Form of Subscription Agreement

6.1*	Consulting Agreement dated March 27, 2017 between Monogram Orthopaedics, Inc. and Doug Unis (included as Exhibit 6.1 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-1.htm)

6.2*	Amended Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson (included as Exhibit 6.2 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-2.htm)

6.3*	April 30, 2019 Amendment to Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson(included as Exhibit 6.14 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-14.htm)

6.4*	May 31, 2020 Amendment to Employment Agreement dated April 29, 2018 between Monogram Orthopaedics, Inc. and Benjamin Sexson (included as Exhibit 6.4 to the company’s annual report on Form 1-K filed June 11, 2020, available here: https://www.sec.gov/Archives/edgar/data/1769759/000110465920072469/tm2021302d1_ex6-4.htm

6.6*	Restricted Stock Award dated March 27, 2017 between Monogram Orthopaedics, Inc. and Douglas Unis(included as Exhibit 6.15 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-15.htm)

6.7*	Restricted Stock Award dated April 30, 2019 between Monogram Orthopaedics, Inc. and Benjamin Sexson(included as Exhibit 6.16 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-16.htm)

6.8*	Licensing Agreement dated October 3, 2017 between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai as Licensor(included as Exhibit 6.17 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-17.htm)

6.9*	Option Agreement dated March 18, 2019 between Monogram Orthopaedics, Inc. and Icahn School of Medicine at Mount Sinai (included as Exhibit 6.18 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-18.htm).

6.10*	Development and Supply Agreement dated December 20, 2018 between Monogram Orthopaedics Inc. and Pro-Dex, Inc. (included as Exhibit 6.19 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-19.htm)

6.11*	Warrant Agreement dated December 20, 2018 between Monogram Orthopaedics Inc. and Pro-Dex, Inc. (included as Exhibit 6.20 to the company’s Form 1-A filed September 10, 2019, available here: (http://www.sec.gov/Archives/edgar/data/1769759/000114420419029248/tv522644_ex6-20.htm)

6.12*	Amended and Restated 2019 Stock Option and Grant Plan

6.13*	Warrant to Purchase Capital Stock dated February 7, 2019 between Monogram Orthopaedics, Inc. and ZB Capital Partners, LLC as Holder (included as Exhibit 6.23 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-23.htm)

6.14 *	Amendment to Licensing Agreement dated July 5, 2019 between Monogram Orthopaedics, Inc. as Licensee and Icahn School of Medicine at Mount Sinai (included as Exhibit 6.24 to the company’s Form 1-A filed September 10, 2019, available here: http://www.sec.gov/Archives/edgar/data/1769759/000114420419034309/tv523790_ex6-24.htm)

6.15*	Stock Purchase Agreement between Monogram Orthopaedics, Inc. and Icahn School of Medicine at Mount Sinai

8.1*	Form of Escrow Agreement

11*	Auditor’s Consent

12*	Opinion of CrowdCheck Law LLP

13.1*	Monogram Offering Page on StartEngine (www.startengine.com/monogram)

13.2*	Monogram Reservation Portal on StartEngine

13.3*	Monogram Reservation Confirmation Email

13.4*	Monogram – StartEngine – Email to Existing Monogram Investors

13.5*	Monogram Offering Page – “Monogram Orthopaedics Series B Investor Video” Transcript

13.6*	Monogram Homepage (i.e. www.monogramorthopaedics.com and/or www.thebonebot.com)

13.7*	Monogram – TV Advertisement #1(a) (Transcript)

13.8*	Monogram – TV Advertisement #1(b) (Transcript)

13.9*	Monogram – TV Advertisement #2(a) (Transcript)

13.10*	Monogram – TV Advertisement #2(b) (Transcript)

13.11*	Monogram – TV Advertisement #3(a) (Transcript)

13.12*	Monogram – TV Advertisement #3(b) (Transcript)

13.13*	Monogram – TV Advertisement #4(a) (Transcript)

13.14*	Monogram – TV Advertisement #4(b) (Transcript)

13.15	Offering Page Update

*Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, State of Texas, on, January 7, 2021.

MONOGRAM ORTHOPAEDICS, INC.

By	/s/ Benjamin Sexson
Benjamin Sexson, Chief Executive Officer
Monogram Orthopaedics, Inc.

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Benjamin Sexson
Benjamin Sexson, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Director
Date: January 7, 2021

/s/ Doug Unis
Doug Unis, Director
Date: January 7, 2021

/s/ Noel Goddard
Noel Goddard, Director
Date: January 7, 2021

/s/ Rick Van Kirk
Rick Van Kirk, Director
Date: January 7, 2021